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                                                                  Exhibit (P)(2)
                           Sun Capital Advisers, Inc.
                                 Code of Ethics

                               As of June 30, 2003

I.    Introduction
     This Code of Ethics ("Code") governs personal trading in securities and related activities by access persons of Sun Capital Advisers, Inc. ("Sun Capital") and, in some circumstances, family members and others in a similar relationship to Sun Capital access persons.

     Sun Capital is an investment adviser registered with the United States Securities and Exchange Commission (the "SEC") under the Investment Advisers Act of 1940 (the "Advisers Act"). Sun Capital is also an indirect, wholly owned subsidiary of Sun Life Financial Inc. ("Sun Life Financial"), a corporation organized in Canada. This Code supports Sun Life Financial's Code of Business Conduct in its commitment to fair dealing and integrity on the part of Sun Capital and its access persons, including all Sun Capital access persons who are employees of other companies in the Sun Life Financial group of companies. In particular, this Code aims to ensure that the valid interests of Sun Capital and its customers always take precedence over the personal interests of Sun Capital personnel.

     The policies in this Code reflect Sun Capital's desire to detect and prevent both actual and potential conflicts of interest. Sun Capital believes that even the appearance of conflict or unethical conduct could damage Sun Capital's reputation for fair dealing and integrity.

     Without limiting the fiduciary duty that access persons owe to clients, Sun Capital considers it proper that access persons personally purchase and sell securities in the same marketplace as Sun Capital clients. In making personal investment decisions with respect to any security, however, access persons must use caution to ensure that the prohibitions of this Code are not violated. Moreover, it is not intended that the policies in this Code will specifically address every situation involving personal trading. These policies will be interpreted and applied, and exceptions and amendments may be made, by Sun Capital in a manner considered fair and equitable, but in all cases placing the interest of Sun Capital clients first. Accordingly, technical compliance with the requirements of this Code will not insulate access persons from scrutiny of, and sanctions for, personal securities transactions that indicate abuse of their fiduciary duty to any Sun Capital client.

     Access persons are encouraged to bring any questions about this Code to the Compliance Review Office.

II.   Legal Requirements
     Sun Capital is, among other things, the investment adviser to the Sun Capital Advisers Trust (the "Trust"), an investment company registered with the SEC under

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the Investment Company Act of 1940 (the "1940 Act"). Under Section 17(j) of the
1940 Act, all affiliated persons of a registered investment company must comply with SEC rules intended to prevent fraudulent, deceptive or manipulative activity relating to personal transactions in securities held or to be acquired by the registered investment company. Section 17(j) thus applies to Sun Capital, as well as to the Trust and any other registered management investment company for which Sun Capital serves as the investment adviser (each an "Investment Company"). Pursuant to Section 17(j), the Commission has adopted Rule 17j-1, which makes it unlawful for any access person of Sun Capital, in connection with the purchase or sale of a security held or to be acquired by an Investment
Company:

     1. To employ any device, scheme or artifice to defraud the Investment Company;

     2. To make to the Investment Company any untrue statements of a material fact or omit to state to the Investment Company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

     3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Investment Company; or

     4. To engage in any manipulative practice with respect to the Investment Company.

Section 206 of the Advisers Act contains similar provisions with respect to both Investment Companies and other clients.

III.  Definitions
For purposes of this Code, the following definitions shall apply:

     1. The term "access person" shall mean any director, officer or advisory person of Sun Capital or an Investment Company. The term "advisory person" shall mean an "advisory person" and "advisory representative" as defined from time to time in Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act, respectively, or any applicable successor provision. Currently, this means: (i) every employee of Sun Capital (or of any company in a control relationship to Sun Capital, such as Sun Life Assurance Company of Canada (U.S.)) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of covered securities (as defined below) by any Sun Capital client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) every natural person in a control relationship to Sun Capital who obtains information concerning recommendations made to a Sun Capital client with regard to the purchase or sale of covered securities. The term "advisory person" also includes any other Sun Life Financial employee or independent contractor designated as such by the Compliance Review Office as a result of such person's having access to information about the purchase or sale of securities on behalf of Sun Capital clients.

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     Advisory persons shall not include, for purposes of this Code, any employee of any subadviser engaged by Sun Capital on behalf of an Investment
     Company. Sun Capital expects that such persons shall instead be subject to the Code of Ethics of such subadviser.

     2. The term "acquisition" or "acquire" includes any purchase and the receipt of any gift or distribution of a covered security (as defined below).

     3. The term "beneficial ownership" shall mean a direct or indirect "pecuniary interest" that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. The term "pecuniary interest" generally means the opportunity directly or indirectly to receive or share in any profit derived from a transaction in a security, whether or not the security or the relevant account is in such person's name or held in an ordinary brokerage or retirement plan account. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of:

          a. Ownership of covered securities by any of such person's immediate family members sharing the same household, including child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law;

          Note: In certain rare cases, the presumption of beneficial ownership of securities held by family members in the access person's household may be rebutted if the Compliance Review Office determines, based on all of the relevant facts; that the attribution of these family members' securities transactions to the access person is inappropriate.

          b. The person's partnership interest in the portfolio securities held by a general or limited partnership which such person controls;

          c. The existence of a performance-related fee (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account;

          d. The person's right to receive dividends from a security even if such right is separate or separable from the underlying securities;

          e. The person's interest in securities held by a trust under certain circumstances; and

          f. The person's right to acquire securities through the exercise or conversion of a "derivative security" (which term excludes: (i) a broad-based index option or future; (ii) a right with an exercise or conversion privilege at a price that is not fixed; and (iii) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

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     4.  The term "Compliance Review Office" shall mean the President and the
     Chief Counsel of Sun Capital and all Sun Capital personnel designated to receive and review reports of purchases and sales by access persons, to interpret this Code, and to establish procedures under this Code. The President of Sun Capital shall have ultimate decisionmaking authority for the Compliance Review Office, except that the Chief Counsel of Sun Capital or another member of the Compliance Review Office shall be responsible for decisions relating to the President's compliance with this Code.

     5. The term "control", when used with respect to persons or companies in a "control relationship" to Sun Capital, shall mean "control" as defined from time to time in Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act or any applicable successor provision. Currently, this means the power to exercise a controlling influence over the management or policies of Sun Capital, unless such power is solely the result of an official position with Sun Capital.

     6. The term "covered security" means a security as defined in Section 2(a)(36) of the 1940 Act and Rule 204-2(a)(12) of the Advisers Act or any applicable successor provision. Currently, this means any "security" (including any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing); except that "covered security" shall not include:

          a. Shares of registered open-end investment companies (i.e., mutual funds);

          b. Direct obligations of the United States government (i.e., Treasury securities, as distinct from securities issued by United States government agencies or instrumentalities);

          c.  Bankers' acceptances;

          d.  Bank certificates of deposit;

          e.  Commercial paper;

          f. High quality, short term debt instruments, such as repurchase agreements; or

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          g.  Any other security determined by the SEC or its staff to be excluded under Rule 17j-1 under the 1940 Act or Rule 204-2(a)(12) under the Advisers Act.

     7. The term "initial public offering" shall mean an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

     8. The term "investment person" shall mean any access person designated by the Compliance Review Office as a portfolio manager or as an advisory person who assists the portfolio managers in making investment decisions for Sun Capital clients, including but not limited to, analysts and traders of Sun Capital. An access person is considered to be an investment person only as to those client accounts or types of client accounts as to which he or she is designated an investment person by the Compliance Review Office. As to other accounts, he or she is simply an access person.

     9. The term "limited offering" shall mean an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to
     Section 4(2) or 4(6) of such Act or Rule 504, 505 or 506 thereunder.

     10. The term "material non-public information" with respect to an issuer shall mean information, not yet released to the public, which would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any securities of such issuer.

     11. The term "purchase" shall include the writing of an option to purchase, and the receipt of, through a gift or any other acquisition, a covered security.

     12. The term "sale" shall include the writing of an option to sell and the making of a gift of a covered security.

     13. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

IV.   Substantive Restrictions and Obligations
Without limiting the responsibility of access persons to conduct their personal trading in a manner consistent with their fiduciary duty to clients, this Code prohibits the following activities:

     1. Competing with Client Trades. No access person shall, directly or indirectly, purchase or sell securities if the access person knows, or reasonably should know, that such securities transactions compete in the market with actual or considered securities transactions for any client of Sun Capital, or otherwise personally act to injure any client's securities transactions.

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     2.  Personal Use of Client Trading Knowledge. No access person shall use the knowledge of securities purchased or sold by any client of Sun Capital or securities being considered for purchase or sale by any client of Sun Capital to profit personally, directly or indirectly, by the market effect of such transactions.

     3. Disclosure of Client Trading Knowledge. No access person shall, directly or indirectly, communicate to any person who is not an access person any material non-public information relating to any client of Sun Capital or any issuer of any security owned by any client of Sun Capital, including, without limitation, the purchase or sale or considered purchase or sale of a security on behalf of any client of Sun Capital, except to the extent necessary to effect securities transactions on behalf of the client of Sun Capital.

     4.  Transactions during Prohibited Periods.

          a. All access persons - No access person shall, directly or indirectly, purchase or sell any covered security in which he or she has, or by reason of such purchase acquires, any beneficial ownership:

               i. At a time when: (a) the same security or an equivalent security is being considered for purchase or sale by a Sun Capital client; or (b) a Sun Capital client has a pending "buy" or "sell" order in that same or an equivalent security. This prohibition continues until that security ceases being considered for purchase or sale or the order is executed or withdrawn.

               ii. Within a period of seven (7) calendar days after a Sun Capital client has purchased or sold such security or an equivalent security.

          b. Blackout period for investment persons - No investment person shall, directly or indirectly, purchase or sell any covered security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before and after a Sun Capital client has purchased or sold such security or an equivalent security.

          Note: An investment person has an affirmative obligation to recommend and/or effect suitable and attractive trades for clients regardless of whether such trades will cause a prior personal trade to violate this restriction. It would constitute a breach of fiduciary duty and a violation of this Code for an investment person to delay or fail to make any such recommendation or transaction in order to avoid a conflict with this restriction.

          The Compliance Review Office will review any extenuating circumstances that may warrant a waiver of sanctions for apparent violations of this restriction. For example, events following an investment person's personal trade may create an opportunity or necessity for a Sun Capital client to trade in the same covered security. Such events would include, without limitation, a change of circumstance, a liquidation,

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          rebalancing, or other decision initiated by Sun Capital or a client, or another similar event that did not exist or was not anticipated by the investment person at the time of the personal trade.

     5. Initial Public Offerings and Private Placements. No access person shall, without obtaining prior written approval of the Compliance Review Office, directly or indirectly:

          a.  Purchase any security sold in an initial public offering.

          b.  Purchase any security issued pursuant to a limited offering.

          Note: Approval of these transactions will be given only in rare special circumstances. The Compliance Review Office will consider, for example, whether the investment opportunity should be reserved for Sun Capital clients, whether the opportunity is being offered to the access person by virtue of his or her position at Sun Capital, and whether the opportunity is likely to present actual or perceived conflicts of interest with Sun Capital's duties to its clients.

     6. Disclosure of Personal Interest in Private Placements. An investment person who has been authorized to purchase securities in a limited offering shall disclose any such investment when involved in a subsequent consideration of an investment in any securities of the same issuer for any Sun Capital client. In such circumstances, any decision to purchase securities of the issuer for the client must be independently reviewed by an investment person with no personal interest in the issuer.

     7. Investment Clubs and Private Pooled Vehicles. No access person shall participate in an investment club or invest in a hedge fund or similar private organized investment pool (excluding registered, open-end mutual funds) without obtaining prior written approval from the Compliance Review Office.

     8. Short sales. No access person shall, directly or indirectly, sell any covered security short, sell a call option or purchase a put option on any covered securities in which a Sun Capital client has an investment interest.

     9. Acceptance of Gifts, Entertainment and Favors. Access persons must not make business decisions that are or appear to be influenced by the giving or accepting of gifts, entertainment, or favors. No access person shall accept any gift of more than de minimis value from any person or entity that does business with or on behalf of Sun Capital or its clients. No access person shall accept entertainment (such as a meal, sporting event or other similar activity) of more than de minimis value without obtaining prior written approval under procedures established by the Compliance Review Office. The Compliance Review Office shall from time to time designate the highest value to be considered de minimis.

     10. Trading through Certain Persons. No access person shall, directly or indirectly, execute covered securities transactions through individual investment advisers and/or bank or broker-dealer personnel who have either

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     Sun Capital or any company in the Sun Life Financial group of companies as their account coverage responsibilities.

     11. Board Service and Outside Employment. No access person shall serve on the board of directors of any publicly traded company, absent prior written authorization and determination by the Compliance Review Office that the board service would be consistent with the interests of clients. All access persons are prohibited from accepting any service, employment, engagement, connection, association or affiliation in or with any enterprise, business or otherwise, which is likely to interfere materially with the effective discharge of responsibilities to Sun Capital and its clients.

V.    COMPLIANCE PROCEDURES
A.   Preclearance for Personal Securities Investments

     1. Preclearance Procedure. Each access person must obtain approval prior to purchasing or selling any covered security in which he or she has or would acquire beneficial ownership. To obtain prior approval, access persons must follow Sun Capital's preclearance procedure, as designated by the Compliance Review Office. The Compliance Review Office may limit the number of preclearance requests that an access person may submit within any specified time period.

     Requests for preclearance generally will not be granted if the trade is prohibited under the Section IV restrictions on "Transactions during Prohibited Periods", "Initial Public Offerings and Private Placements", and "Short Sales". The reasons for denying preclearance requests are generally confidential, however, and access persons are not entitled to an explanation in the event a preclearance request is denied.

     2. Trade Execution. Any transaction approved pursuant to the preclearance procedure must be executed by the end of the next trading day after the approval is granted unless the Compliance Review Office extends the trading date for up to an additional three days. If the trade has not been executed by the end of the specified time, the approval will expire and the trade cannot proceed until the access person again follows the preclearance procedure and obtains another approval.

     3. Automatic Revocation. If a preclearance request is granted, the access person may assume that the transaction will not violate the "Competing with Client Trades" or "Transactions during Restricted Periods" restrictions of Sections IV.1. and IV.2. of this Code unless the access person has actual knowledge to the contrary. If an access person receives preclearance for a covered security transaction, then becomes aware that the covered security:

          a.  is being considered for purchase or sale; or

          b. has become the subject of a buy or sell order for a Sun Capital client,

     the access person must consider the preclearance to have been revoked. If the access person's personal transaction is executed before the access person

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     becomes aware of the consideration or order, the transaction will not violate the "Transactions during Restricted Periods" restrictions of
     Section IV of this Code.

B. Quarterly transaction, brokerage account, and entertainment reports. Each access person shall submit a quarterly report in the format designated by the Compliance Review Office. Such reports must contain the information required from time to time by Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Investment Advisers Act of 1940 or any applicable successor provision. Such reports may also require additional information, as specified in the report format, from access persons who are designated as "Property Investment Reporting Persons" by the Compliance Review Office.

Each access person shall submit a quarterly report not later than ten (10) calendar days after the end of each calendar quarter, regardless of whether the access person has any transactions, brokerage accounts or entertainment to report for the quarter. Currently, the reports are required to set forth the following information:

     1. Transaction Information. The quarterly report shall contain the following information for each covered securities transaction in which such access person has, or by reason of such transactions acquires or disposes of, any beneficial ownership during the reporting period:

          a. The date of each transaction, the title, class and number of shares, interest rate and maturity date (if applicable), and the principal amount of each covered security involved;

          b. The nature of each transaction (i.e., purchase, sale or other type of acquisition or disposition);

          c.  The price at which each transaction was effected;

          d. The name of the broker, dealer or bank with or through whom each transaction was effected; and

          e.  The date that the report is submitted.

     2. Brokerage Account Information. The quarterly report shall contain the following information with respect to any account which held any securities (not simply covered securities) in which the access person had any beneficial ownership during the reporting period:

          a.  The name of the broker, dealer or bank maintaining the account;

          b.  The date the account was established; and

          c.  The date the report is submitted by the access person.

     3. Entertainment Information. Each access person is required to report quarterly any entertainment other than of de minimis value from any person or entity that does business with or on behalf of a client.

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C.  Initial and Annual Holdings Report and Certification of Compliance. No
later than 10 days after becoming an access person, each access person shall submit a report in the format designated by the Compliance Review Office, providing information current as of the date the person becomes an access person. In addition, at least annually thereafter, by a date specified by the Compliance Review Office, each access person must submit a report in the format designated by the Compliance Review Office, providing information current as of a specified date no more than 30 days before the report is submitted. In each case, the report must contain the information required from time to time by Rule 17j-1 under the 1940 Act and Rule 204-2(a)(12) under the Advisers Act or any applicable successor provision. Currently, the reports are required to set forth the following information:

     1. The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership;

     2. The name of any broker, dealer or bank with which the access person maintained an account in which any securities (not simply covered securities) were held for the direct or indirect benefit of the access person;

     3. Certification that the access person: (i) has read and understands this Code and recognizes that he or she is subject hereto; (ii) has complied with the requirements of this Code; and (iii) has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported pursuant to the requirements of this Code; and

     4.  The date that the report is submitted by the access person.

D.  Reporting for Exempt Securities and Transactions.

     1. In accordance with Section VI.B.1. of this Code, the reports required by this Section V may exclude information relating to purchases or sales of covered securities or accounts over which the access person has no direct or indirect influence or control.

     2. Every report concerning a covered securities transaction that relies upon another exemption provided in Section VI shall contain a brief statement explaining the circumstances that qualify the transaction for the exemption.

E.  Duplicate Confirmations and Statements

Upon the written request of the Compliance Review Office, access persons are required to direct their brokers to supply to Sun Capital on a timely basis duplicate copies of confirmations of all covered securities transactions and copies of periodic statements for all securities accounts in which the access person has a beneficial ownership interest.

VI.   EXEMPT SECURITIES AND EXEMPT TRANSACTIONS

A.  Exempt Securities

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Transactions in the following types of securities are exempt from the trading restrictions set forth in Sections IV. 1-2, 4-5, 8 and 10 and the preclearance requirements, but not the reporting requirements set forth in Section V of this
Code:

     1. Unit investment trusts in which the access person has no direct or indirect influence or control over the investment portfolio (other than open-ended registered investment companies, shares of which are not considered covered securities at all for these purposes);

     2. Bonds issued or guaranteed by sovereign, state or provincial governments or supranational issuers (other than U.S. Government securities, which are not considered covered securities at all for these purposes);

     3. "Index baskets" and options, futures or other derivatives tied to recognized broad market indices;

     4. Securities of Sun Life Financial, including securities of funds that invest in Sun Life Financial securities pursuant to employee benefit plans for employees of companies in the Sun Life Financial group of companies.

B.  Exempt Transactions

The types of transactions described below shall be exempt from the trading restrictions set forth in Section IV.1-2, 4-5, 8 and 10 and the preclearance requirements set forth in Section V of this Code. In accordance with Section V.D. of this Code, transactions for accounts described in item 1. below are also exempt from the reporting requirements set forth in Section V. The other transactions described below are not exempt from the reporting requirements set forth in Section V of this Code.

     1. Purchases or sales of covered securities for an account over which the access person has no direct or indirect influence or control (Please note that this exemption is extremely narrow and should not be relied upon without prior written approval from the Compliance Review Office.);

     2. Purchases or sales of covered securities which are non-volitional on the part of the access person;

     3. Purchases of covered securities which are part of an automatic dividend reinvestment plan, automatic payroll deduction program, automatic cash purchase or withdrawal program or other similar automatic transaction program, but only to the extent that the access person makes no voluntary adjustments (up or down) in the rate of purchases or sales;

     4. Purchases of covered securities made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the access person from the issuer, and sales of such rights so acquired;

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     5.  Tenders of covered securities pursuant to tender offers that are expressly conditioned on the tender offer's acquisition of all of the securities of the same class.

C. De Minimis Transactions in Large Cap Issuers. Preclearance requests may be granted for certain de minimis transactions in large cap issuers that would otherwise violate the "Transactions during Prohibited Periods" restrictions of
Section IV. To qualify, the transaction must relate to securities of an issuer with a market capitalization of at least $5 billion, and the amount of the transaction cannot exceed $5,000. Access persons must use the preclearance procedure to obtain approval prior to effecting de minimis transactions, and such transactions are subject to the reporting requirements of this Code.

D.  Other Exemptions

Subject to applicable law, the President of Sun Capital may, from time to time grant exemptions from the trading restrictions, preclearance requirements, or other provisions of this Code with respect to particular individuals, types of transactions or covered securities, where such exemptions are appropriate in light of all the surrounding circumstances. In each case, the transaction or conduct may be subject to special scrutiny by the Compliance Review Office and may be subject to additional policies or restrictions intended to ensure that the exemptions are not being used to circumvent the policies and purposes of this Code.

VII.  COMPLIANCE REVIEW OFFICE

A. Identifying Access Persons. The Compliance Review Office shall identify all persons who are considered to be access persons, inform such persons of their duties and provide such persons with copies of this Code. However, the failure of the Compliance Review Office to notify any person of his or her status as an access person shall not excuse such persons from their fiduciary obligations to Sun Capital clients.

B. Review of Reports. The Compliance Review Office shall from time to time establish such procedures as it deems appropriate for the review of information regarding transactions by access persons. For example, after the close of each quarterly and annual reporting period identified in this Code, the Compliance Review Office shall:

     1. Examine the reports and prepare summary reports of all reporting violations by access persons; and

     2. Compare the reported personal covered securities transactions with portfolio transactions of Sun Capital clients to determine whether a violation of this Code may have occurred.

C. Reporting of violations. Before making any determination that an access person has committed a violation of this Code, the Compliance Review Office shall give the access person an opportunity to supply additional explanatory material relating to the potential violation. If the Compliance Review Office then determines that a violation of this Code has occurred, a written report of the

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determination shall be provided to the President of Sun Capital, together with any related explanatory material supplied by the access person. The President of Sun Capital shall make an independent determination of whether a violation has occurred.

VIII. SANCTIONS

The sanctions for violating this Code may be severe. Any violation of the substantive or procedural requirements of this Code will result in the imposition of such sanctions as Sun Capital may deem appropriate under the circumstances of the particular violation, as well as the violator's past history of violations. These sanctions may include, but are not limited to:

     1.  Suspension of personal trading privileges;

     2.  A letter of censure;

     3. Payment of monies, such as a fine, disgorgement of profits generated or payment of losses avoided, or restitution to the affected client;

     4. Actions affecting employment status, such as suspension of employment without pay, demotion or termination of employment; and

     5. Referral to the SEC or other civil authorities, or criminal authorities.

IX. Confidentiality Information obtained from any access person under this Code will normally be kept in strict confidence by Sun Capital and its management, but may be provided to third parties under certain circumstances. For example, reports of securities transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation, and may be made available to other civil and criminal authorities. In addition, information regarding violations of this Code may be provided to clients or former clients of Sun Capital.

X.    RECORDKEEPING REQUIREMENTS

Sun Capital shall maintain and preserve records relating to this Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law. Currently, Sun Capital is required by law to maintain and preserve:

     1. In an easily accessible place, a copy of this Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

     2. In an easily accessible place, a record of any violation of this Code (and any prior code of ethics that was in effect at any time during the past five years) and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

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     3.  A copy of each report (or any information provided in lieu thereof)
     submitted by an access person under this Code for a period of five years, provided that for the first two years such copy must be preserved in an easily accessible place;

     4. In an easily accessible place, a list of all persons who are, or within the past five years were, required to make reports pursuant to this Code and of all persons who are members of the Compliance Review Office;

     5. A copy of each report required by paragraph (c)(2)(ii) of Rule 17j-1 under the 1940 Act for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such copy must be maintained in an easily accessible place; and

     6. A written record of any decision and the reasons supporting such decision, to approve the acquisition by an access person of securities offered in any initial public offering or limited offering for a period of five years following the end of the fiscal year in which the approval is granted.